SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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Filed by a Party other than the Registrant	☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

THE COMMUNITY FINANCIAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2017

Dear Stockholder:

I am pleased to invite you to attend the annual meeting of stockholders of The Community Financial Corporation (the “Company”) to be held in the Board Room at the main office of Community Bank of the Chesapeake, 3035 Leonardtown Road, Waldorf, Maryland on Tuesday, May 9, 2017 at 10:00 a.m.

The attached notice and proxy statement describe the formal business to be transacted at the annual meeting. Directors and officers of the Company, as well as a representative of the Company’s independent registered public accounting firm, Dixon Hughes Goodman LLP, will be present to respond to any questions stockholders may have.

Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to vote via the Internet, by telephone or by signing, dating and returning a proxy card as soon as possible, even if you plan to attend the annual meeting.

Sincerely,

Michael L. Middleton
Chairman of the Board

THE COMMUNITY FINANCIAL CORPORATION
3035 LEONARDTOWN ROAD
WALDORF, MARYLAND 20601
(301) 645-5601

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. on Tuesday, May 9, 2017
PLACE	Board Room Community Bank of the Chesapeake 3035 Leonardtown Road Waldorf, Maryland 20601
ITEMS OF BUSINESS	(1) To elect three directors to serve for a term of three years and one director to serve for a term of one year;
(2) To ratify the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm for the year ending December 31, 2017;
(3) To vote on a non-binding resolution to approve the compensation of the named executive officers; and
(4) To transact such other business as may properly come before the meeting or any adjournments or postponement thereof.
RECORD DATE	To vote, you must have been a stockholder at the close of business on March 9, 2017. The Board does not know of any business to be presented at the meeting.
PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares via the Internet, by telephone or by completing and signing a proxy card. Voting instructions are printed on your proxy or voting instruction card and included in the proxy statement. You can revoke a proxy at any time before the meeting by following the instructions in the proxy statement.
Christy Lombardi Corporate Secretary March 30, 2017

IMPORTANT:  The prompt return of proxies will save the Company the expense of further requests for proxies to ensure a quorum. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

PROXY STATEMENT
OF
THE COMMUNITY FINANCIAL CORPORATION
3035 LEONARDTOWN ROAD
WALDORF, MARYLAND 20601
(301) 645-5601

GENERAL INFORMATION

We are providing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of The Community Financial Corporation for the 2017 annual meeting of stockholders and for any adjournment or postponement of the meeting. In this proxy statement, we may also refer to The Community Financial Corporation as the “Company,” “we,” “our” or “us.”

The Community Financial Corporation is the holding company for Community Bank of the Chesapeake. In this proxy statement, we may also refer to Community Bank of the Chesapeake as the “Bank.”

We are holding the 2017 annual meeting in the Board Room at the main office of the Bank, 3035 Leonardtown Road, Waldorf, Maryland on Tuesday, May 9, 2017 at 10:00 a.m., local time.

We intend to provide access to this proxy statement and a proxy card to stockholders of record beginning on or about March 30, 2017.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 9, 2017

The Proxy Statement and Annual Report to Stockholders are available at:
https://www.cbtc.com/about/investor-relations/proxyandannualreport

INFORMATION ABOUT VOTING

Who Can Vote at the Meeting.  You are entitled to vote the shares of the Company’s common stock that you owned as of the close of business on March 9, 2017. As of the close of business on March 9, 2017, 4,640,974 shares of Company common stock were outstanding. Each share of common stock has one vote.

Voting by Proxy.  This proxy statement is being sent to you by the Board of Directors of the Company to request that you allow your shares of The Community Financial Corporation common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of the Company’s common stock represented at the meeting by properly executed, dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you vote:

•	“FOR” each of the nominees for director;
•	“FOR” ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm; and
•	“FOR” the approval of the compensation of the named executive officers.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your common stock may also be voted by the persons named on the proxy card on the new meeting date, unless you have revoked your proxy.

Registered stockholders can vote their shares of The Community Financial Corporation common stock by mailing a proxy card, via the Internet or by telephone. Specific instructions for Internet or telephone voting are set forth on the enclosed proxy or voting instruction card. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to provide their voting instructions and confirm that their instructions have been recorded properly. The deadline for voting by telephone or via the Internet is 11:59 p.m., Eastern time, on May 8, 2017.

Ownership of Shares; Attending the Meeting.  You may own shares of the Company in one of the following ways:

•	Directly in your name as the stockholder of record;
•	Indirectly through a broker, bank or other holder of record in “street name;” or
•	Indirectly in the Community Bank of the Chesapeake Employee Stock Ownership Plan.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us or to vote in person at the annual meeting.

If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or via the Internet. Please see the voting instruction form provided by your broker, bank or other holder of record that accompanies this proxy statement. If you hold your shares in street name, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of The Community Financial Corporation common stock held in street name in person at the annual meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

If you participate in the Community Bank of the Chesapeake Employee Stock Ownership Plan, you will receive a voting instruction card that reflects all shares you may direct the plan trustees to vote on your behalf under the plan. Under the terms of the Employee Stock Ownership Plan, all allocated shares of Company stock held by the plan are voted by the trustees, as directed by plan participants. All unallocated shares of Company common stock held by the plan, and allocated shares for which no voting instructions are received, are voted by the trustees in the same proportion as shares for which the trustees have received timely voting instructions, subject to the exercise of their fiduciary duties. The deadline for returning your voting instructions to the Employee Stock Ownership Plan trustees is May 2, 2017.

Quorum.  We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are represented at the meeting. If you return valid proxy instructions or attend the meeting in person, we will count your shares to determine whether there is a quorum, even if you abstain from voting. Broker non-votes (described below) also will be counted to determine the existence of a quorum.

Votes Required for Proposals.  In voting on the election of directors, you may vote in favor of the nominees, withhold votes for all of the nominees, or withhold votes as to any of the nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting.

In voting on the ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm and on the non-binding resolution to approve the compensation of the named executive officers, you may vote in favor of the proposal, vote against the proposal or abstain from voting. All proposals will be decided by the affirmative vote of a majority of the shares cast at the annual meeting.

For all proposals, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the voting on the proposals.

Effect of Not Casting Your Vote.  If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Item 1 of this proxy statement) and the approval of the non-binding advisory vote on executive compensation (Item 3 of this proxy statement). Current regulations restrict the ability of your bank or broker to vote your shares on these matters on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors and the approval of the non-binding advisory vote on executive compensation no votes will be cast on your behalf. These are referred to as broker non-votes. Your bank or broker will, however, continue to have discretion to vote any shares for which you do not provide voting instructions on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2 of this proxy statement). If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Revocation of Proxy.  Stockholders who execute proxies retain the right to revoke them at any time. Unless revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company, by delivering a later-dated proxy or by attending the annual meeting and voting in person. Attendance at the annual meeting will not in and of itself constitute revocation of your proxy.

CORPORATE GOVERNANCE

Director Independence.  The Company’s Board of Directors currently consists of ten members, all of whom are independent under the listing requirements of The NASDAQ Stock Market, except for Michael L. Middleton, former Executive Chairman of the Boards of Directors of the Company and the Bank and William J. Pasenelli, President and Chief Executive Officer of the Company, Chief Executive Officer of the Bank and Vice Chair of the Boards of Directors of the Company and Bank. In determining the independence of its directors, the Board considered transactions, relationships and arrangements between the Company and its directors that are not required to be disclosed in this proxy statement under the heading “Relationships and Transactions with the Company and the Bank,” including (i) legal services performed by the Jenkins Law Firm, LLC, of which Louis P. Jenkins, Jr. is a principal, and (ii) loans or lines of credit that the Bank has directly or indirectly made to each of the directors on the Board.

Board Leadership Structure.  The Company currently separates the offices of President and Chief Executive Officer and Chairman of the Board. Doing so allows the President and Chief Executive Officer to better focus on his responsibilities of managing the day-to-day operations of the Company, enhancing stockholder value and expanding and strengthening the franchise while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and oversight of management. The Board also has created a Lead Director position to further enhance Board independence and oversight. Joseph V. Stone, Jr. is currently the Lead Director of the Board of Directors. Among other things, the Lead Director (i) presides at meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors, and (ii) may call meetings of the independent directors.

The Board’s Role in Risk Oversight.  Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, senior management attends the Board meetings and is available to discuss strategy and risks facing the Company and to address any questions or concerns raised by the Board on risk management and any other matters. The Board also provides strong oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Committees of the Board of Directors.  The following table identifies the members of the Board’s Audit, Enterprise Risk Management, Governance and Compensation Committees as of March 9, 2017. All members of the Audit, Governance and Compensation Committees are independent in accordance with the listing requirements of The NASDAQ Stock Market. Each committee operates under a written charter, which is approved by the Board of Directors, that governs its composition, responsibilities and operation. Each committee reviews and reassesses the adequacy on its charter at least annually.

Director	Audit Committee	Enterprise Risk Management Committee	Governance Committee	Compensation Committee
Eric S. Goldberg
M. Arshed Javaid		X
Louis P. Jenkins, Jr.		X	X*	X*
Michael L. Middleton		X
John K. Parlett, Jr.	X	X
William J. Pasenelli		X
Mary Todd Peterson	X*	X
Austin J. Slater, Jr.	X	X*	X	X
Joseph V. Stone, Jr.**	X	X	X	X
Kathryn Zabriskie			X	X
Number of Meetings in 2016	7	4	4	6

*	Chairperson
**	Lead Director

Audit Committee.  The Audit Committee engages the Company’s independent registered public accounting firm and meets with them in connection with their annual audit and reviews the Company’s accounting and financial and regulatory reporting policies and practices. Other responsibilities of the Audit Committee include engagement of compliance and internal audit providers and the review with management of reports issued by such parties. The Board of Directors has determined that the Audit Committee does not have a member who is an “audit committee financial expert” as defined under the rules and regulations of the Securities and Exchange Commission. While the Board has not designated any individual Board member as an “audit committee financial expert,” the Board believes the level of financial knowledge and experience of the current members of the Audit Committee, including the ability to read and understand financial statements, is cumulatively sufficient to discharge the Audit Committee’s responsibilities. The Audit Committee acts under a written charter adopted by the Board of Directors, a copy of which is available free of charge in the Investor Relations portion of the “About Community Bank” section of the Company’s website (www.cbtc.com), and is available in print to any stockholder who requests a copy.

Enterprise Risk Management Committee.  The Enterprise Risk Management Committee assists the Board in its oversight responsibilities by focusing specifically on the Company’s enterprise risk management activities including the significant policies, procedures and practices employed to manage capital adequacy, market risk, earnings, credit risk, liquidity, compliance, regulatory, legal, reputation, and strategic operational risk and by providing recommendations to the Board and management on strategic guidance with respect to the assumption, management and mitigation of risk. The Enterprise Risk Management Committee acts under a written charter adopted by the Board of Directors, a copy of which is available free of charge in the Investor Relations portion of the “About Community Bank” section of the Company’s website (www.cbtc.com), and is available in print to any stockholder who requests a copy.

Governance Committee.  The Governance Committee is responsible for promoting sound corporate governance policies that promote the best interests of the Company and its stockholders. The Committee’s responsibilities include: identification of director candidates; director education; recommendations on the size and composition of the Board and the boards of any subsidiaries, review of any shareholder proposals; monitoring of regulatory and statutory compliance; review of committee charters; and evaluations of Board oversight and effectiveness. The Governance Committee also annually reviews and recommends, in conjunction with the Compensation Committee, the appropriate level of director compensation. The Governance Committee acts under a written charter adopted by the Board of Directors, a copy of which is available free of charge in the Investor Relations portion of the “About Community Bank” section of the Company’s website (www.cbtc.com), and is available in print to any stockholder who requests a copy.

Compensation Committee.  The Compensation Committee approves the compensation objectives for the Company and the Bank and establishes the compensation for the Chief Executive Officer and other executives. Our Chief Executive Officer, Chief Operating Officer and Chief Administrative Officer make recommendations to the Compensation Committee from time to time regarding the appropriate mix and level of compensation for other executives. The Compensation Committee reviews compensation for the Company’s executive officers to ensure an appropriate balance between short-term pay and long-term incentives. In addition to reviewing competitive market values, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. The Compensation Committee also annually reviews and recommends, in conjunction with the Governance Committee, the appropriate level of director compensation. The Compensation Committee acts under a written charter adopted by the Board of Directors, a copy of which is available free of charge in the Investor Relations portion of the “About Community Bank” section of the Company’s website (www.cbtc.com), and is available in print to any stockholder who requests a copy.

Director Nomination Process.  The Governance Committee selects nominees for election as directors. The Governance Committee seeks to create a Board that is strong in its collective knowledge and has a diversity of skills and experience in accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. To accomplish this, the Governance Committee considers a candidate’s knowledge of the banking business and involvement in community, business and civic affairs, and also considers whether the candidate would adequately represent the Company’s market area. Any nominee for director must be highly qualified with regard to some or all these attributes. In searching for qualified director candidates to fill vacancies on the Board, the Governance Committee solicits its current directors for the names of potential qualified candidates. The Governance Committee may also ask its directors to pursue their business contacts for the names of potentially qualified candidates. The Governance Committee would then consider the potential pool of director candidates, select the top candidates based on the candidates’ qualifications and the Company’s needs, and conduct a thorough investigation of each proposed candidate’s background. If a stockholder has submitted a proposed nominee in accordance with the procedures specified below, the Governance Committee would consider the proposed nominee, along with any other proposed nominees recommended by directors, in the same manner in which the Governance Committee would evaluate nominees for director recommended by the Board of Directors.

Consideration of Recommendations by Stockholders.  The Governance Committee will consider recommendations for directors submitted by stockholders. Stockholders who wish the Governance Committee to consider their recommendations for nominees for director should submit their recommendations in writing to the Governance Committee in care of the Corporate Secretary, The Community Financial Corporation, 3035 Leonardtown Road, Waldorf, Maryland 20601. Each written recommendation must set forth (1) the name of the recommended candidate, (2) the number of shares of stock of the Company that are beneficially owned by the stockholder making the recommendation and by the recommended candidate, and (3) a detailed statement explaining why the stockholder believes the recommended candidate should be nominated for election as a director. In addition, the stockholder making such recommendation must promptly provide any other information reasonably requested by the Governance Committee. To be considered by the Governance Committee for nomination for election at an annual meeting of stockholders, the recommendation must be received by the January 1 preceding that annual meeting.

Board and Committee Meetings.  During 2016, the Board of Directors of the Company held eight meetings. No director attended fewer than 75% of the meetings of the Board of Directors and Board committees on which they served in 2016.

Director Attendance at Annual Meeting of Stockholders.  While the Company does not have a policy regarding Board member attendance at annual meetings of stockholders it encourages directors to attend the annual meeting of stockholders. All of the Company’s directors attended the Company’s 2016 annual meeting of stockholders.

Code of Ethics.  The Community Financial Corporation maintains a Code of Ethics that is designed to ensure that the Company’s directors and employees meet the highest standards of ethical conduct. The Code of Ethics, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the Code of Ethics is designed to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. Under the terms of the Code of Ethics, violations of the Code of Ethics are required to be reported to the Audit Committee of the Board of Directors. A copy of the Code of Ethics is available free of charge in the Investor Relations portion of the “About Community Bank” section of the Company’s website (www.cbtc.com), and is available in print to any stockholder who requests a copy.

DIRECTOR COMPENSATION

The following table provides the compensation received by the non-employee directors of the Company and the Bank during 2016.

Name	Fees Earned or Paid in Cash ($)	Non-qualified Deferred Compensation Earnings ($)(3)	Total ($)
Eric S. Goldberg	$23,692	$—	$23,692
Philip T. Goldstein(1)	41,150	—	41,150
M. Arshed Javaid	38,575	2,491	41,066
Louis P. Jenkins, Jr	47,125	—	47,125
Michael L. Middleton(4)	25,000	10,099	35,099
Mary Todd Peterson	43,975	3,257	47,232
James R. Shepherd(2)	43,575	—	43,575
Austin J. Slater, Jr	47,850	—	47,850
Joseph V. Stone, Jr	49,550	10,199	59,749

(1)	Mr. Goldstein resigned from the Boards of Directors of the Company and the Bank effective February 8, 2017.
(2)	Mr. Shepherd resigned from the Board of Directors of the Company effective February 8, 2017. Mr. Shepherd continues to serve as a director of the Bank.
(3)	Represents the portion of non-qualified deferred compensation earnings under the Community Bank of the Chesapeake Retirement Plan for Directors that was above the Internal Revenue Service long-term rate. Under the plan, interest is credited at a rate equal to the Company’s annualized return on equity or based on the gains or losses on the deemed investments.
(4)	Represents the fees paid to Mr. Middleton for his service as a director for the period beginning on July 1, 2016 through December 31, 2016. Director fees paid to Mr. Middleton from January 1, 2016 through June 30, 2016 are reflected in the Summary Compensation table.

The Company has not identified any agreements or arrangements relating to compensation provided by a third party to the Company’s directors or director nominees in connection with their candidacy or Board service as required to be disclosed by NASDAQ Rule 5250(b)(3).

Cash Retainer and Meeting Fees for Directors.  The following tables set forth the applicable retainers and fees that will be paid to directors for their service on the Boards of Directors of the Company and the Bank for 2017.

Board of Directors of the Company:

Annual Retainer	$15,000
Fee per Board Meeting (Regular or Special)	$750 ($225 per telephone meeting)
Fee per Committee Meeting	$500 ($225 per telephone meeting)
Annual Retainer for Audit Committee Chair	$5,000
Annual Retainer for Governance, Compensation and Enterprise Risk Management Committee Chairs	$2,500

Board of Directors of the Bank:

Annual Retainer	$10,000
Fee per Board Meeting (Regular or Special)	$650 ($225 per telephone meeting)
Fee per Committee Meeting	$425 ($225 per telephone meeting)
Annual Retainer for Bank Committee Chairs	$2,500

Employee directors receive only the annual retainer and Board meeting fees; they do not receive fees for committee meetings.

Directors Retirement Plan.  The Bank maintains a retirement plan for non-employee members of the Board of Directors of the Bank (the “Directors’ Plan”). Under the Directors’ Plan, each eligible director of the Bank will receive an annual retirement benefit for ten years following his or her termination of service on the Bank’s Board in an amount equal to the product of his “Benefit Percentage”, “Vested Percentage”, and $3,500. A participant’s “Benefit Percentage” is 0% for less than five years of service, 33 1/3% for five to nine years of service, 66 2/3% for 10 to 14 years of service, and 100% for 15 or more years of service. A participant’s “Vested Percentage” is 33 1/3% for less than one year of service, 66 2/3% for one year of service, and 100% for two or more years of service. If a participant terminates service on the Board due to disability, the Bank will pay the participant each year for ten years an amount equal to the product of his or her Benefit Percentage and $3,500. If a participant dies before collecting either his or her retirement or disability benefit, the participant’s surviving spouse or estate will receive a lump sum payment having a present value equal to five times the annual retirement benefit to which the participant was entitled, assuming the participant separated service on the date of death and was fully vested. If the participant dies after beginning to receive his or her retirement or disability benefits, the participant’s surviving spouse or estate will receive a lump sum payment having a present value equal to the remaining benefits to which the participant was entitled from the date of death through the tenth annual payment thereafter. A participant will become fully vested in the event of a “change in control” (as defined in the Directors’ Plan) or upon separation from service on the Board after attaining the age 72 or incurring a disability.

The Directors’ Plan also establishes a deferred compensation program for participants, under which they may elect to defer all or any portion of the fees and/or salary otherwise payable. Deferred amounts may be credited quarterly and adjusted annually with a rate of return equal to the consolidated return on equity of the Company for the calendar year, as determined under accounting principles generally accepted in the United States, and/or quarterly with the gain or loss generated on the investments in which the funds in those accounts are deemed to be invested.

Consulting Agreement with Michael L. Middleton.  Effective June 30, 2016, Community Bank of the Chesapeake entered into a Consulting Agreement with Michael L. Middleton. Under the terms of the Consulting Agreement, Mr. Middleton retired as an employee of the Bank and serves as a consultant to the Bank for a period of 12 months. The Consulting Agreement will automatically be extended for an additional 12-month period on the anniversary of the effective date of the agreement (and each anniversary thereafter), unless 30 days’ advance written notice of non-renewal is provided by either the Bank or Mr. Middleton. Mr. Middleton provides certain consulting services to the Bank, including but not limited to, advising on bank markets, operations and strategic direction of the Bank and as requested by the Board of Directors and Chief Executive Officer of the Bank. In consideration of the consulting services, Mr. Middleton will receive an annual fee of $100,000 payable in equal monthly installments in arrears and will be reimbursed for reasonable business expenses. Mr. Middleton is not entitled to participate in any benefit plans of the Bank or its affiliates.

AUDIT RELATED MATTERS

Report of the Audit Committee.  The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

The Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standard No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from the Company and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OF THE COMMUNITY FINANCIAL CORPORATION

Mary Todd Peterson (Chair)
Austin J. Slater, Jr.
Joseph V. Stone, Jr.
John K. Parlett, Jr.

Change in Independent Registered Public Accounting Firm

The Company’s independent registered public accounting firm, Stegman & Company, announced that effective June 1, 2016 substantially all directors and employees of Stegman & Company joined Dixon Hughes Goodman LLP. As a result, effective June 1, 2016 Stegman & Company resigned as the Company’s independent registered public accounting firm. The Audit Committee of the Company’s Board of Directors engaged Dixon Hughes Goodman to serve as the Company’s independent registered public accounting firm effective June 1, 2016.

The reports of Stegman & Company on the audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2015 and 2014, and audit of internal control over financial reporting as of December 31, 2015, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2015 and 2014 and the subsequent interim period through June 1, 2016, there were (i) no disagreements (as such term is used in Item 304(a)(1)(iv) of Regulation S-K) between the Company and Stegman & Company on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of Stegman & Company, would have caused Stegman & Company to make reference to the subject matter of the disagreement(s) in connection with its report on the Company’s financial statements and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

During the Company’s fiscal years ended December 31, 2015 and 2014 and the subsequent interim period through June 1, 2016, the Company did not consult with Dixon Hughes Goodman regarding any of the matters set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Audit Fees.  The following table sets forth the fees billed to the Company by Stegman & Company for the fiscal year ended December 31, 2015 and through June 1, 2016 and by Dixon Hughes Goodman for the period from June 1, 2016 to December 31, 2016:

	2016	2015
Audit Fees(1)	$149,223	$128,883
Audit Related Fees(2)	21,541	55,422
Tax Fees	10,000	18,250
All Other Fees	—	—

(1)	Represents fees for review of Quarterly Reports on Form 10-Q and audit of financial statements.
(2)	Represents fees for the audit of the 401(k) and ESOP plans. In 2015 this amount included fees related to the issuance of subordinated notes.

Pre-Approval of Services by the Independent Registered Public Accounting Firm.  The Audit Committee’s charter provides that the Audit Committee will approve in advance any non-audit services permitted by the Securities Exchange Act, including tax services that its independent registered public accounting firm renders to the Company, unless such prior approval may be waived because of permitted exceptions under the Securities Exchange Act, including but not limited to a 5% de minimis exception. The Audit Committee may delegate to one or more members of the Audit Committee the authority to grant pre-approvals for auditing and allowable non-auditing services, which decision shall be presented to the full Audit Committee at its next scheduled meeting for ratification. During the fiscal year ended December 31, 2016, the Audit Committee approved 100% of all “audit-related,” “tax” and “other fees.”

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth, as of March 9, 2017, certain information as to those persons known by the Company to beneficially own more than 5% of the Company’s outstanding shares of common stock and the shares of common stock beneficially owned by each director, each executive officer named in the summary compensation table and by all executive officers and directors of the Company as a group. All beneficial owners listed in the table have the same address as the Company, unless otherwise provided. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

Name of Beneficial Owners	Number of Shares Owned (Excluding Options)(1)(2)		Number of Shares That May be Acquired within 60 Days by Exercising Options	Percent of Shares of Common Stock Outstanding(3)
Directors:
Eric S. Goldberg	26		—	*
M. Arshed Javaid	3,520		—	*
Louis P. Jenkins, Jr.	19,518		—	*
Michael L. Middleton	258,746	(4)	—	5.58%
John K. Parlett, Jr.	4,000		—	*
William J. Pasenelli	42,664		4,344	1.01%
Mary Todd Peterson	6,529		—	*
Austin J. Slater, Jr.	20,191		—	*
Joseph V. Stone, Jr.	28,625	(5)	500	*
Kathryn Zabriskie	2,550		—	*
Named Executive Officers Who are Not Also Directors
James M. Burke	19,848		1,865	*
Todd L. Capitani	9,778		—	*
Gregory C. Cockerham	121,066		4,407	2.70%
James F. Di Misa	19,006		1,865	*
All Directors, Executive Officers and Nominees as a Group (17 persons)	573,054	(6)	13,231	12.60%
5% Owners:
Basswood Capital Management, L.L.C.
Basswood Partners, L.L.C.
Basswood Enhanced Long Short GP, LLC
Basswood Financial Fund, L.P.
Basswood Financial Fund, Inc.
Basswood Financial Long Only Fund, LP
Basswood Enhanced Long Short Fund, LP
Basswood Opportunity Partners, LP
Basswood Opportunity Fund, Inc.
BCM Select Equity I Master, Ltd.
Matthew Lindenbaum

Bennett Lindenbaum 645 Madison Avenue, 10th Floor New York, New York 10022	456,209	(7)		9.83%
Banc Fund VI L.P.
Banc Fund VII L.P.
Banc Fund VIII L.P.
Banc Fund IX L.P. 20 North Wacker Drive, Suite 3300 Chicago, Illinois 60606	261,132	(8)		5.63%

Name of Beneficial Owners	Number of Shares Owned (Excluding Options)(1)(2)		Number of Shares That May be Acquired within 60 Days by Exercising Options	Percent of Shares of Common Stock Outstanding(3)
EJF Capital LLC Emanuel J. Friedman EJF Financial Services Fund, L.P. EJF Financial Services GP, LLC 2107 Wilson Boulevard, Suite 410 Arlington, Virginia 22201	250,000	(9)		5.39%
Manulife Asset Management (US) LLC 200 Bloor Street East Toronto, Ontario Canada, M4W 1E5	240,709	(10)		5.19%
Community Bank of the Chesapeake Employee Stock Ownership Plan	231,668	(11)		4.99%

*	Less than 1% of the shares outstanding
(1)	Includes shares allocated to the account of the individuals under the Community Bank of the Chesapeake Employee Stock Ownership Plan, with respect to which the individual has voting but not investment power as follows: Mr. Capitani — 1,144 shares; Mr. Cockerham — 23,196 shares; Mr. Burke — 1,414 shares; Mr. Di Misa — 1,414 shares; Mr. Middleton — 47,771 shares; and Mr. Pasenelli — 4,879 shares.
(2)	Includes shares of unvested restricted stock, with respect to which the individual has voting but no investment power as follows: Mr. Javaid — 100 shares; Mr. Jenkins — 200 shares; Mr. Middleton — 5,701 shares; Mr. Pasenelli — 3,991 shares; Ms. Peterson — 200 shares; Mr. Slater — 200 shares; Mr. Stone — 200 shares; Ms. Zabriskie — 100 shares; Mr. Capitani — 3,083 shares; Mr. Cockerham — 3,121 shares; Mr. Burke — 3,121 shares and Mr. Di Misa — 3,121 shares.
(3)	Based upon 4,640,974 shares of Company common stock outstanding, plus, for each individual or group, the number of shares of Company common stock that each individual or group may acquire through the exercise of options within 60 days of March 9, 2017.
(4)	Includes 69,351 shares owned by Mr. Middleton’s wife and 5,227 shares owned by the individual retirement account of Mr. Middleton’s wife.
(5)	Includes 2,000 shares owned by the individual retirement account of Mr. Stone’s wife.
(6)	Amount includes an aggregate of 25,850 unvested shares of restricted stock over which directors and officers of the Company have voting but no dispositive power.
(7)	Based on information contained in a Schedule 13D filed with the U.S. Securities and Exchange Commission on March 25, 2016.
(8)	Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 14, 2017.
(9)	Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 14, 2017.
(10)	Based on information contained in a Schedule 13G filed with the U.S. Securities and Exchange Commission on February 14, 2017.
(11)	Includes 9,562 shares held in a suspense account for future allocation and/or distribution among participants as the loan used to purchase the shares is repaid. The ESOP trustees, which are Company directors Austin J. Slater, Jr., Joseph V. Stone, Jr. and Kathryn M. Zabriskie vote all allocated shares in accordance with the written instructions of the participating employees. Unallocated shares and shares for which no instructions have been received are voted by the trustees in the same proportion as shares for which the trustees have received timely voting instructions.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

Item 1 — Election of Directors

The Company’s Board of Directors currently consists of ten members. The Board is divided into three classes, each with terms of three years, one-third of whom are elected annually. The Board of Directors has nominated M. Arshed Javaid, John K. Parlett, Jr. and Kathryn M. Zabriskie to serve for a three-year term and until his or her successor has been elected and qualified. In addition, the Board of Directors has nominated Eric S. Goldberg for election this year to serve for a one-year term and until his successor has been elected and qualified. Messrs. Javaid, Parlett and Goldberg and Ms. Zabriskie are currently directors of the Company.

It is intended that the persons named in the proxies solicited by the Board will vote for the election of the named nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. At this time, the Board knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of each of the nominees.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each biography is as of December 31, 2016. There are no family relationships among the directors or executive officers.

Board Nominees with Term Ending in 2020

M. Arshed Javaid is President of Smartronix, Inc., an information technology and engineering solutions provider. Mr. Javaid founded Smartronix, Inc. in 1995, and has extensive experience in business management and community relations. Currently, he serves on the Historic Sotterley Inc. Board of Trustees. Age 61. Director of the Bank and the Company since 2013.

Mr. Javaid provides the Board with significant management, strategic and operational knowledge through his experience as founder and president of an information technology and engineering solutions provider that has evolved from a start-up company to a company with over 650 employees. Mr. Javaid’s experience in the information technology industry, especially cyber security, provides the Board with valuable insight into the data security and reputational risk issues facing businesses.

John K. Parlett, Jr. is currently President of CMI General Contractors, Inc., a commercial design construction firm in Charlotte Hall, Maryland, and President of Computech Systems, Inc., a nationally marketed company that designs instrumentation and other electrical components for the motorsports industry. Independently, he also manages a number of real estate development companies, primarily focusing on commercial rental properties. Mr. Parlett also has an extensive history of community involvement. He has contributed his time and leadership experience to many organizations over the years including service organizations, community development groups and local government task forces. He has received many honors for his service, including the Jefferson Award Honoring Community and Public Service in America, the St. Mary’s Chamber of Commerce Community Service Award and the Governor William Donald Schaefer Salute to Excellence Award. Age 61. Director of the Bank since 2014 and Director of the Company since February 8, 2017.

Mr. Parlett provides the Board with important knowledge and insight necessary to guide the Company and its management through the various issues facing financial institutions.

Kathryn M. Zabriskie is president of Business Training Works, Inc., an employee-development firm specializing in soft-skills training, leadership development, and customer-experience initiatives. Ms. Zabriskie started the company in 2000. Since that time, she and her team have worked with hundreds of organizations across industries, including several members of the Fortune 50. Ms. Zabriskie holds an MBA from the University of Texas at Austin and a BA from George Mason University. She has served on several philanthropic boards and civic organizations in the Bank’s market. Age 45. Director of the Bank since 2013 and Director of the Company since February 8, 2017.

Ms. Zabriskie brings a depth and breadth of knowledge to the board related to best practices in employee development, human resources, facilitation, and organizational planning. Her experience working nationally, internationally, and across industries offers a broad perspective on issues related to training and development, corporate culture, managing and attracting talent, and planning for the future.

Nominee with Term Ending in 2018

Eric S. Goldberg is a senior analyst with Basswood Capital Management (“Basswood”), an alternative asset manager with over $1.2 billion of assets under management. Mr. Goldberg joined Basswood as a summer associate in 2005 and became an analyst in 2008. In his current role as a senior analyst, Mr. Goldberg is responsible for the research and investment analysis of companies in the financial sector, with a focus on small and regional banks. Mr. Goldberg graduated magna cum laude, with honors, from New York University’s Stern School of Business in 2008 with a B.S. in Finance and International Business and a minor in East Asian Studies. Mr. Goldberg also served on the board of directors of Florida-based Regent Bancorp, Inc. and Regent Bank as a director. Age 30. Director of the Bank and the Company since 2016.

Mr. Goldberg’s extensive experience in the capital markets and financial services industry make him a valuable member of the Board of Directors. In addition, as the representative of Basswood, one of the Company’s institutional shareholders, Mr. Goldberg provides valuable insights related to the Company’s institutional shareholder base and methods for further building shareholder value.

Directors Continuing in Office

Directors with Terms Ending in 2018:

William J. Pasenelli is President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank. He also serves as Vice Chair for the Company and the Bank. Mr. Pasenelli joined the Bank as Chief Financial Officer in 2000 and was named President of the Bank in 2010, President of the Company in 2012 and Chief Executive Officer in July 2014. Before joining the Bank, Mr. Pasenelli had been Chief Financial Officer of Acacia Federal Savings Bank, Annandale, Virginia, since 1987. Mr. Pasenelli serves on the Board of Directors for the Maryland Bankers Association and the Maryland Chamber of Commerce. Mr. Pasenelli is a member of the American Institute of Certified Public Accountants and the Greater Washington Society of Certified Public Accountants and other civic groups. Age 58. Director of the Bank and the Company since 2010.

Mr. Pasenelli’s extensive experience in the local banking industry affords the Board valuable insight regarding the business and operations of the Bank. Mr. Pasenelli’s financial acumen and knowledge of the Company’s and the Bank’s business and history position him well to serve as President and Chief Executive Officer and as a Director.

Austin J. Slater, Jr. is the President and Chief Executive Officer of the Southern Maryland Electric Cooperative, which is one of the ten largest electrical distribution cooperatives in the country. Mr. Slater presently serves on the Board of Directors of the Federal Reserve Bank of Richmond, Baltimore Branch, serves on the Board of Directors and is the Chair of the Board Finance Committee of the University of Maryland Charles Regional Medical Center. He has also served as Chairman of the Board of the Maryland Chamber of Commerce and Chairman of the Board of Trustees for the College of Southern Maryland, as well as numerous other industry and civic organizations. Mr. Slater holds a MBA in Finance from George Washington University and a BS in Accounting from Shepherd University. Age 63. Director of the Bank and the Company since 2003.

Mr. Slater has extensive management level experience in a large company setting outside of the financial services industry. Mr. Slater’s financial acumen and operational experience allow him to understand the complexities of the Company and the Bank. His experience in a regulated industry has exposed Mr. Slater to many of the issues facing companies today, particularly regulated entities, making Mr. Slater a valued component of a well-rounded board.

Joseph V. Stone, Jr. owned and operated Joe Stone Insurance Agency, which provides multi-line insurance services to clients in Maryland and Virginia, from 1981 to 2016. He has served as a director for the Southern Maryland Electric Cooperative since 1996. Age 62. Director of the Bank and the Company since 2006.

Mr. Stone provides the Board with significant marketing and operational knowledge through his experience as owner of an insurance agency and various director positions with companies outside of the financial services industry. Mr. Stone also has considerable experience in the insurance industry, corporate governance and risk assessment practices necessary in banking operations.

Directors with Terms Ending in 2019:

Louis P. Jenkins, Jr. is the principal of Jenkins Law Firm, LLC, located in La Plata, Maryland. Before entering private practice, Mr. Jenkins served as an Assistant State’s Attorney in Charles County, Maryland from 1997 to 1999. In addition to his private practice, Mr. Jenkins serves as Court Auditor for the Circuit Court for Charles County, Maryland and attorney for the Charles County Board of Elections. Mr. Jenkins currently serves as a member of the Board of Directors of the University of Maryland Medical System which consists of twelve hospitals located throughout the State of Maryland with annual revenue in excess of $3.7 billion. Mr. Jenkins has also served as a board member of several other public service organizations including the University of Maryland Charles Regional Medical Center, Southern Maryland Chapter of the American Red Cross, Charles County Chamber of Commerce and the Charles County Bar Association. Age 45. Director of the Bank and the Company since 2000.

As an attorney, Mr. Jenkins provides the Board with substantial knowledge regarding issues facing the Company and the Bank. In addition, Mr. Jenkins brings a critical perspective to the lending and governance function of the Company and the Bank. Mr. Jenkins’ experience in the public sector adds valuable expertise regarding local issues and provides first-hand understanding of the local political and business environment in which the Bank operates.

Michael L. Middleton is Chairman of the Board of the Company and the Bank and serves as a consultant to the Bank. On June 30, 2016, he retired as Executive Chairman of the Board of Directors of the Company and the Bank. Mr. Middleton joined the Bank in 1973 and served in various management positions until 1979 when he became President of the Bank, which he served as until 2010. He remained President of the Company until 2012 and Chief Executive Officer of the Company and the Bank until June 2014. Mr. Middleton is a lifetime member of the American Institute of Certified Public Accountants and holds a Masters of Business Administration. From 1996 to 2004, Mr. Middleton served on the Board of Directors of the Federal Home Loan Bank of Atlanta, serving as Chairman of the Board in 2004. Mr. Middleton served on the Board of Directors of the Federal Reserve Bank, Baltimore Branch, from 2004 to 2009. He completed his term as Chairman of the Maryland Bankers Association in June 2013 and is a Trustee and former Chairman of the Board for the College of Southern Maryland. He serves on the Advisory Board of the Robert H. Smith School of Business Center for Financial Policy, the American Bankers Association Government Relations Council Administrative Committee and completed his term on the Federal Reserve’s Community Depository Advisory Council in October 2015. He also serves on several philanthropic and civic boards. Age 69. Director of the Bank since 1979 and of the Company since 1989.

Mr. Middleton’s extensive experience in the local banking industry and involvement in the communities in which the Bank serves affords the Board valuable insight regarding the business and operations of the Bank. In addition his extensive background in finance and corporate management, Mr. Middleton also has significant expertise in large financial institution governance providing a unique and broad-based decision-making capability for the Company and the Bank. Mr. Middleton’s knowledge of the Company’s and the Bank’s business and history, combined with his success and strategic vision, position him well to serve as our Chairman.

Mary Todd Peterson is a senior advisor to the Chairman and CEO of ProAssurance Corporation supporting key strategic initiatives. In February 2016, she retired as the President and Chief Executive Officer of Medmarc Insurance Group and as a Director of Medmarc Casualty Insurance Company and its subsidiary Noetic Specialty Insurance Company, both of which are subsidiaries of ProAssurance. Ms. Peterson has been associated with Medmarc since 2001 where she has also held the positions of Chief Financial Officer and Chief Operating Officer. From 1993 to 2001, Ms. Peterson was a Partner with Johnson Lambert & Co., a certified public accounting firm. Ms. Peterson has also held positions with Acacia Life Insurance Company, Oxford Development Corporation and Ernst & Whinney (now Ernst & Young). Ms. Peterson previously served as a member of the Property Casualty Insurers Association of America (“PCI”) Board of Governors,

Chair of PCI’s Investment Committee and a member of PCI’s Executive and Finance Committees. Ms. Peterson is a member of the American Institute of Certified Public Accountants. Age 62. Director of the Bank and the Company since 2010.

Ms. Peterson has extensive management level experience in a mid-size company setting within the financial services industry. As a Virginia resident from 1981 to 2016, Ms. Peterson provides valuable insight regarding local markets in Virginia. Ms. Peterson’s financial and operational expertise within the insurance industry, including her corporate governance and risk assessment skills, provide the Board with a skill set critical to operating the Company and Bank in an efficient manner.

Item 2 — Ratification of the Independent Registered Public Accounting Firm

Dixon Hughes Goodman, the successor firm in the merger with Stegman & Company, was engaged by the Audit Committee of the Board of Directors on June 1, 2016 to be the Company’s independent registered public accounting firm for 2016. Dixon Hughes Goodman has been retained by the Audit Committee of the Board of Directors to be the Company’s independent registered public accounting firm for the year ending December 31, 2017, subject to ratification by the Company’s stockholders. A representative of Dixon Hughes Goodman is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the votes cast at the annual meeting, the Audit Committee will consider other independent registered public accounting firms. In addition, if the ratification of the independent registered public accounting firm is approved by shareholders at the annual meeting, the Audit Committee may also consider other independent registered public accounting firms in the future if it determines that such consideration is in the best interests of the Company and its shareholders.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Dixon Hughes Goodman as the Company’s independent registered public accounting firm.

Item 3 — Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to express their views, on a non-binding basis, on the compensation of our named executive officers as disclosed in this proxy statement. This vote, which is often referred to as the “say-on-pay” vote, provides stockholders with the opportunity to endorse or not endorse the following resolution:

“Resolved, that the stockholders approve the compensation of the named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement.”

Because your vote is advisory, it will not be binding upon the Compensation Committee or the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of the named executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis is intended to provide shareholders with a description of the Company’s executive compensation philosophy, components of its executive compensation program, and the factors considered by the Compensation Committee (or “Committee” in this section) for determining executive compensation for our named executive officers in 2016. Our 2016 named executive officers are our Chief Executive Officer, Chief Financial Officer and our next three most highly-compensated executive officers who were serving as an executive officer at the end of 2016, as well as our Executive Chairman who retired as an employee of the Company and the Bank in June 2016. This compensation discussion and analysis should be read in conjunction with the compensation tables and associated narrative that follows.

William J. Pasenelli	President & Chief Executive Officer
Todd L. Capitani	EVP, Chief Financial Officer
James M. Burke	Bank President, Chief Risk Officer
Gregory C. Cockerham	EVP, Chief Lending Officer
James F. Di Misa	EVP, Chief Operating Officer
Michael L. Middleton	Executive Chairman

The Company’s compensation program for our named executive officers is structured to motivate and retain our talented team of executives who are critical to the Company’s success. Our competitive salary and benefits program reflects a balanced and responsible pay approach while also considering the environment in which the Company operates. Our executive compensation program is designed to reward our executive management team for delivering results and driving sustainable growth. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests.

2016 Performance Highlights

During 2016, the Company and its subsidiary, Community Bank of the Chesapeake, made a number of strategic decisions to meet our longer-term objectives of increased profitability and shareholder value. The Company continued to increase operating leverage by executing its plans to improve asset quality, increase transaction deposits, and slow the growth of expenses. Below are a few highlights of our 2016 performance:

•	Consolidated net income available to common shareholders was $7.3 million for the year ended December 31, 2016, an increase of $1.0 million, compared to $6.3 million for 2015.
•	Earnings increased due to significant loan growth and controlled growth in noninterest expense.
•	The Company’s returns on average assets (“ROAA”) and common stockholders’ equity, for the full year of 2016 were 0.60% and 7.09%, respectively, compared to 0.58% and 6.33%, respectively, for the full year of 2015.
•	Earnings per common share (diluted) for 2016 increased to $1.59, up $0.24 from $1.35 in 2015.

A more detailed analysis comparing the results of operations for the years ended December 31, 2016 and 2015 is provided in the Annual Report on Form 10-K for the year ended December 31, 2016.

2016 Executive Compensation Decisions

The Committee began its work on executive compensation for 2016 by assessing competitive market compensation using a number of data sources including publicly disclosed information on a selected peer group of publicly traded banking organizations similar in asset size and geographic region. Consideration was given to the Company’s 2015 financial performance and the goals and objectives set forth in the Company’s strategic plan. Beginning in 2015, the Committee made changes in the structure of the annual incentive plan to include more competitive award opportunities and additional performance factors. In 2016, the Committee implemented a scorecard approach to executive incentive awards by establishing threshold, target and maximum incentive opportunities tied to a number of performance factors.

The Committee approved modest increases to base salaries for 2016. Incentive award targets and objectives were aligned with the annual strategic plan approved by the Board. Based on the Company’s performance and the achievement of specific strategic objectives, the Committee approved cash and equity awards as described under Performance-Based Incentive Compensation and Long-Term Equity Awards sections.

Say On Pay Vote Results

The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation. At the Company’s 2016 annual meeting of shareholders, approximately 93% of the votes cast on the say-on-pay proposal were voted for the proposal, demonstrating support of the Committee’s executive pay decisions.

The Committee will continue to consider the results of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Compensation Philosophy and Guiding Principles

Our compensation philosophy is grounded on the following guiding principles:

Team-Based Approach.  Each named executive officer is a member of the Company’s executive team. The Company’s executive compensation program is intended to promote and maintain stability within the executive team.

Performance Expectations.  The Company has clear performance expectations of its officers that are reinforced by its performance review and compensation programs. First, each executive officer must demonstrate exceptional personal performance in order to remain part of the executive team. Second, each executive officer must contribute to the Company’s overall success, rather than focus solely on specific objectives within the officer’s area of responsibility.

Internal Equity.  Because the Company’s executive officers operate as a team, the Committee considers internal pay equity to be an important factor in its decisions on executive compensation. As a result, the incentive portion of compensation awarded to each of the Company’s executive officers in 2016 was generally the same, when expressed as a percent of salary.

Ownership.  We believe executives should have an ownership position in our Company. Under the Company’s stock ownership guidelines, our CEO is expected to own shares of Company common stock that have a value equal to 2.0 times his base salary. The Bank’s President is expected to own shares with a value equal to 1.5 times his base salary and other named executives must own 1.0 times their salary. Until these target ownership levels are reached, an executive must retain 100% of his or her net shares from any vested awards (after taxes and any exercise price). All named executive officers, with the exception of Mr. Capitani, met the minimum stock ownership requirements at the end of 2016. Because an executive officer must retain 100% of net shares acquired from equity awards until the specified target of ownership is met, there is no minimum time period required to achieve the target level of ownership.

Risk Considerations

In addition to our guiding principles, the Company engages in the following practices to ensure its executive compensation program is aligned with shareholders’ interests and protects us against risk.

We believe that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. The Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. In this regard, our executive compensation program includes, among other things, the following design features:

•	Variable compensation based on a variety of performance goals
•	Committee discretion to lower annual incentive award amounts
•	Balanced mix of short-term and long-term incentives

•	Stock ownership requirements
•	Claw-back provisions

The Committee conducts an annual evaluation of all of the Company’s compensation programs, policies and practices to ensure that compensation policies and incentive compensation programs in place are not reasonably likely to have a material adverse impact on the Company and do not encourage our employees to excessive risks.

Role of the Compensation Committee, Management, and Compensation Consultants

Role of the Compensation Committee.  The Committee is responsible for overseeing and administering the Company’s employee benefit plans and policies. The Committee determines all compensation for the named executive officers. Each year, the Committee conducts an evaluation of each executive officer to determine if any changes in the officer’s compensation would be appropriate based on the considerations described above.

The Committee is composed of at least three directors who are determined to be “independent directors” as defined by NASDAQ Rule 5605(d) (2) (A). The members of the Committee are appointed annually by the Board of Directors. Four members of the Company’s Board of Directors serve on the Committee, each of whom is an “independent director”. The Chair of the Committee reports to the Company’s Board regarding Committee actions.

Compensation Committee Interlocks and Insider Participation.  No member of the Committee is a current or former officer or employee of the Company or any of its subsidiaries. There are no compensation committee interlocks with other entities with respect to any such member.

Role of Management.  At the Committee’s request, Mr. Pasenelli, our Chief Executive Officer, provides input regarding the performance and appropriate compensation of the other executive officers. The Committee considers Mr. Pasenelli’s evaluation of the other executive officers because of his direct knowledge of each executive officer’s performance and contributions. In accordance with NASDAQ rules, Mr. Pasenelli is not present when his compensation is being discussed or approved.

Role of the Compensation Consultant.  In 2016, the Committee retained the services of ChaseCompGroup to perform a competitive assessment of our executive compensation programs, as well as to provide guidance on the changing regulatory environment governing executive compensation. The Committee assessed the independence of ChaseCompGroup pursuant to SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent ChaseCompGroup from serving as an independent consultant to the Committee. ChaseCompGroup was acquired by Arthur J Gallagher in August 2016, which was also deemed to be free of any conflict of interests.

The executive compensation review included an assessment of our financial performance relative to peers and a review of equity compensation and bonuses for named executive officers. The Committee sought input from ChaseCompGroup on a range of external market factors, including evolving compensation trends, appropriate peer companies, and market survey data. The compensation assessment provided the Committee with a broad array of information from which to assess the effectiveness of our compensation programs and served as a foundation for 2017 compensation decisions. ChaseCompGroup assisted the Committee in developing a more performance based incentive philosophy which was implemented in 2016.

Compensation Peer Group and Benchmarking.  With the assistance of ChaseCompGroup, the Committee identified a group of peer companies to use for compensation comparison purposes for compensation decisions. In determining the compensation peer group, the Committee selected regional, publicly traded banks with assets from approximately half to two times our asset size. These are banks in our view that compete with the Company for talent in the community banking industry. The Committee selected the following peer group for 2017, which ranged between $2.6 billion and $700 million in assets. The peer group remains unchanged from the prior year except for the removal of several banks due to merger and acquisition activity.

Company Name	City	State
WashingtonFirst Bankshares, Inc.	Reston	VA
American National Bankshares Inc.	Danville	VA
C&F Financial Corporation	West Point	VA
First United Corporation	Oakland	MD
Old Line Bancshares, Inc.	Bowie	MD
Middleburg Financial Corporation	Middleburg	VA
Access National Corporation	Reston	VA
Community Bankers Trust Corporation	Richmond	VA
National Bankshares, Inc.	Blacksburg	VA
Shore Bancshares, Inc.	Easton	MD
Southern National Bancorp of Virginia, Inc.	McLean	VA
Xenith Bankshares, Inc.	Richmond	VA
Old Point Financial Corporation	Hampton	VA
Howard Bancorp, Inc.	Ellicott City	MD
F & M Bank Corp.	Timberville	VA
Eagle Financial Services, Inc.	Berryville	VA

The Committee reviews both compensation and performance at peer companies to inform its decision-making process so it can set total compensation levels that it believes are commensurate with the market and the Company’s scope and performance. The Committee refers to executive compensation studies prepared by its independent consultants when it reviews and approves executive compensation. The studies reflect compensation levels and practices for executives holding comparable positions at peer group companies, which help the Committee set compensation at competitive levels. The Committee’s primary selection criteria are industry (commercially focused banks), asset size, and geography. The Committee compares each executive officer’s base salary, target total cash compensation, and target long-term incentive compensation value to amounts paid for similar positions at peer group companies.

The Committee believes that the market median is a useful reference point in helping to achieve the executive compensation program objectives. However, the Committee also considers other factors when setting compensation; and target total direct compensation for each executive may vary from the market median based on the factors the Committee considers relevant each year, including particular job responsibilities and scope, adjustments for individual skills and expertise, and internal pay equity.

The Committee’s executive compensation determinations are the result of the Committee’s business judgment, which is informed by the experiences of the members of the Committee and market data.

Compensation Framework and Allocation of Pay Components

The executive compensation program for named executive officers reflects our compensation philosophy and uses a full range of pay components to achieve our objectives. We believe that we can meet the objectives of our compensation philosophy by reaching a balance among base salary, short-term incentives and long-term incentives for our named executive officers.

The allocation of base salary and performance-based compensation (short-term cash incentives and equity awards) varies depending upon the role of a named executive officer in our organization and his or her individual performance and achievements in support of our strategic objectives.

Direct Compensation Elements

The Company’s executive compensation program consists of four components: base salary, annual cash incentives, equity awards, and benefits.

Base Salaries.  Competitive base salaries are critical in attracting and retaining our executives. We establish base salaries and assess market competitiveness by comparing our executives’ qualifications, experience, and responsibilities as well as their individual performance and value with similar positions among our peers. The following table reflects each active named executive officer’s increase in base pay for 2016 as well as his increase in base pay for 2017, based on 2016 performance and market data. The Committee generally increased the executives’ base salaries by 1% to 2% for 2017; however, Mr. Burke’s base salary was adjusted by 4.82% to reflect his promotion to Bank president in 2016 and the increased responsibilities associated with that position.

Executive	Title	2015 Salary	2016 Salary	% Increase	2017 Salary	% Increase
William J. Pasenelli	President, Chief Executive Officer	$408,000	$408,000	0.00%	$412,000	0.98%
Todd L. Capitani	EVP, Chief Financial Officer	275,400	278,154	1.00%	285,000	2.46%
James M. Burke	Bank President, Chief Risk Officer	288,099	290,980	1.00%	305,000	4.82%
Gregory C. Cockerham	EVP, Chief Lending Officer	288,099	290,980	1.00%	294,000	1.04%
James F. Di Misa	EVP, Chief Operating Officer	288,099	290,980	1.00%	294,000	1.04%

Annual Performance-Based Incentive Compensation.  We maintain a short-term annual compensation plan which allows us to provide our active named executive officers with the opportunity to earn incentive compensation for achieving specific Company performance goals. In 2016, the Committee approved a plan that ties incentive payments to achievement levels in several key performance areas. A portion of the incentives, once earned, is paid in restricted stock which vests in thirds beginning on the first anniversary of the grant date.

For the 2016 year, the performance factors included profitability metrics, a regulatory results component and efficiency ratio. The CEO’s plan included non-performing assets as a percentage of total assets. These criteria were chosen because they reflect commonly recognized measures of overall company performance and are associated with shareholder value creation. The plan included threshold, target and maximum levels of performance for each performance factor and a corresponding payout, weighted as a percentage of salary, to each of the named executive officers based upon actual achievement. The annual bonus opportunity for the CEO ranged from 18% to 30% of base salary and 17.5% to 27.5% for the other named executive officers. At the end of the year, the Committee determines the amount of the bonus to be paid to each executive officer by comparing the Company’s financial results to the performance goals. For 2016, performance metrics were achieved at target levels. See “Grant of Plan-Based Awards” for information on the value of each active named executive officer’s incentive opportunity for 2016.

The Committee awarded each executive a discretionary incentive amount equal to 10% of his base salary as of December 31, 2016. Each active named executive officer received 25% of the discretionary incentive in restricted stock. This discretionary bonus recognized achievement of certain strategic objectives as well as financial performance and growth results which were not directly reflected in the 2016 annual incentive metrics. The discretionary awards are included in the table below. See also “Executive Compensation — Summary Compensation Table” for the bonus earned by our active named executive officers in 2016.

Total incentive awards to executive officers for 2016 performance, including annual incentive awards and discretionary bonuses, ranged from 31-32% of base salary. Each named executive officer received 25% of his 2016 total incentive award in restricted stock. The restricted stock awards vest over a three year period, beginning on the first anniversary of the grant date.

Executive	Title	2016 Annual Award	% of Salary	Portion of Award Paid in Equity
William J. Pasenelli	President, Chief Executive Officer	$130,560	32.00%	25.00%
Todd L. Capitani	EVP, Chief Financial Officer	86,335	31.00%	25.00%
James M. Burke	Bank President, Chief Risk Officer	90,210	31.00%	25.00%
Gregory C. Cockerham	EVP, Chief Lending Officer	90,210	31.00%	25.00%
James F. Di Misa	EVP, Chief Operating Officer	90,210	31.00%	25.00%

For 2017, the Company adopted an incentive plan for the named executive officers that is similar in structure to the plan for the 2016 year. The 2017 plan retains several metrics (profitability, efficiency ratio and non-performing assets) and ROAA will continue to be the most heavily weighted performance measure. In 2017, the plans for the CEO and Bank President will both include the asset quality metric. The regulatory results component will be used as a qualifier rather than a performance factor in the 2017 plan. The overall incentive opportunity levels as a percentage of salary remain similar to the 2016 plan. The Board of Directors of the Company approved this plan on February 9, 2017.

Long-Term, Equity Based Compensation.  The Committee believes that equity should represent a meaningful portion of executive compensation to align the interests of our executives and stockholders. Additionally, we believe that equity provides for a longer-term retention tool. These ownership and retention objectives are supported by paying a portion of incentives in restricted stock and through the use of time-based vesting for equity awards. The Committee makes an annual determination as to who will receive equity awards, the type of awards, vesting conditions, and level of the awards. All equity grants made to named executives have a minimum three year vesting period. In addition, we require certain levels of stock ownership as described in the Compensation Philosophy and Guiding Principles section above.

Committee Discretion

The Committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Company performance shortfalls. The Committee also retains the discretion to increase awards or consider special awards for significant performance or due to subjective factors, or exclude extraordinary non-recurring results. For purposes of 2016 incentive payout calculations, the Committee awarded executives an additional discretionary incentive amount above the amounts earned in the annual incentive plan as described in the section above.

Executive Benefits and Perquisites

Our objective is to attract and retain talented executive officers who will make positive contributions to the overall success of the Company. The Committee feels that the benefits offered to named executives are effective in achieving retention objectives and maintaining stability within the management team. These types of benefits are commonly offered by peers within the industry. The Company offers named executives the following additional executive benefits and perquisites.

Employment Agreements.  Our named executive officers have employment agreements that protect both the Company and our named executive officers in the event of certain separation events. The Committee believes the terms of our employment agreements are in line with industry standards and are necessary to maintain a stable management team. See “Executive Compensation — Employment Agreements” for information on the terms and conditions of the employment agreements with our active named executive officers.

Business-Related Benefits and Perquisites.  The Company also provides company owned cars to executive officers and a local country club membership to Mr. Cockerham for business development purposes. The values for other benefits and perquisites, if applicable, are represented under All Other Compensation in the Summary Compensation table.

Retirement Benefits.  In addition to participation in the Bank’s employee stock ownership program and 401(k) plan, our active named executive officers are eligible for retirement benefits under the following non-qualified deferred compensation arrangements:

Pension Benefits.  The Company maintains Supplemental Executive Retirement Plans (SERPs) and Salary Continuation Agreements (SCAs) with each of the named executives which provide additional compensation at retirement or upon termination of employment due to death, disability, or a change of control. The SERPs and SCAs aim to provide named executives a percentage of projected final base salary for 15 years following retirement at age 65. The targets are based on final projected base salary and are approximately thirty-five percent (35%) for the CEO and twenty-five percent (25%) for our other named executives. See “Executive Compensation — Pension Benefits” for additional information on these arrangements.

Executive Deferred Compensation Plan.  The Company maintains a voluntary deferred compensation plan in which our named executives can defer all or a portion of their base salaries. Participants may elect to have their deferred account balances credited with earnings credit based on the consolidated ROE of the Company and/or the rate of return of mutual funds available as deemed investment options. See “Executive Benefits — Nonqualified Deferred Compensation” for additional information.

Life Insurance.  The Executive Chair and CEO have pre-retirement split dollar and supplemental life insurance benefits of $1 million and the other named executives have $500 thousand.

Other Benefits.  The named executive officers are also eligible to participate in the Company’s health and welfare programs and other broad-based programs on the same basis as other employees.

Accounting and Tax Considerations

The Committee considers the accounting and tax implications of compensation plans prior to making any changes. To the extent required by law, the Committee has structured the compensation program to comply with Section 162(m) and Section 409A of the Internal Revenue Code (the “Code”).

Section 162(m) of the Internal Revenue Code (the “Code”) places a $1 million limit on the amount of compensation the Company can deduct in any one year for compensation paid to the chief executive officer and the three most highly-compensated executive officers employed by the Company at the end of the year. However, the $1 million deduction limit generally does not apply to compensation that is performance-based and provided under a shareholder-approved plan. While the Committee considers the deductibility of awards as one factor in determining executive compensation, it also looks at other factors in making its decisions, as noted above, and retains the flexibility to grant awards it determines to be consistent with the Company’s goal for its executive compensation program, even if the award is not deductible by the Company for tax purposes.

In general, the Company’s performance-based cash bonuses have been designed to qualify for tax deductibility because they are paid based on achievement of pre-determined performance goals established by the Committee pursuant to its incentive plans.

Responsible Equity Practices.  The grant date for all equity awards is established when the grants and all key terms are approved by the Board or the Compensation Committee. Our 2016 Equity Compensation Plan includes prohibitions on the repricing of stock options without shareholder approval.

Prohibition on Hedging and Short Sales.  The Company prohibits short sales and transactions in derivatives of Company securities, including hedging transactions, for all directors and officers of the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has received and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the section of this proxy statement entitled Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

March 9, 2017

Louis P. Jenkins, Jr., Chair
Joseph V. Stone, Jr.
Austin J. Slater, Jr.
Kathryn Zabriskie

EXECUTIVE COMPENSATION

Summary Compensation Table.  The following table provides information concerning total compensation earned or paid to the Chief Executive Officer, Chief Financial Officer and the four most highly compensated executive officers of the Company who served in such capacity as of December 31, 2016. These six officers are referred to as the named executive officers in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)		Total ($)
William J. Pasenelli President and Chief Executive Officer	2016	$408,000	$97,920	$62,707	$151,044	$59,240		$778,911
	2015	423,692	67,320	76,420	137,026	60,638		765,096
	2014	382,762	78,809	76,497	88,398	58,254		684,720
Todd L. Capitani Executive Vice President and Chief Financial Officer	2016	$278,154	$64,751	$47,559	$42,548	$24,212		$457,224
	2015	285,992	41,807	56,076	38,154	20,244		442,273
James M. Burke Executive Vice President and Chief Risk Officer	2016	$290,980	$67,658	$47,829	$44,378	$28,656		$479,501
	2015	299,180	43,735	57,325	41,079	24,870		466,189
Gregory C. Cockerham Executive Vice President and Chief Lending Officer	2016	$290,980	$67,658	$47,829	$80,809	$34,213		$521,489
	2015	299,180	43,735	57,325	73,700	27,421		501,361
	2014	282,450	57,638	55,147	64,003	22,228		481,466
James F. Di Misa Executive Vice President and Chief Operating Officer	2016	$290,980	$67,658	$47,829	$66,263	$21,727		$494,457
	2015	299,180	43,735	57,325	61,122	24,451		485,813
Michael L. Middleton(1) Executive Chairman	2016	$328,095	$—	$110,700	$55,841	$75,467	(6)	$570,103
	2015	330,366	—	13,041	46,026	58,854		448,287
	2014	397,132	3,228	44,942	100,598	65,085		610,985

(1)	On June 30, 2016, Mr. Middleton retired as an employee of the Bank and Company.
(2)	Includes incentive payments earned in 2016 under the Company’s annual incentive plan as well as discretionary bonus amounts earned. See “Compensation Discussion & Analysis” for information on the 2016 discretionary bonuses.
(3)	Represents the aggregate grant date fair value of the granting of 522, 292, 305, 305 and 305 shares of restricted stock awards to Messrs. Pasenelli, Capitani, Burke, Cockerham and Di Misa respectively, computed in accordance with FASB ASC Topic 718 based on a per share price of $20.75, on the date of grant for awards under the annual incentive plan in 2016. Also includes discretionary stock awards representing the aggregate grant fair value of the granting of 2,500 shares of restricted stock to Mr. Pasenelli and 2,000 shares of restricted stock each to Messrs. Capitani, Burke, Cockerham, and Di Misa, based on a per share price of $20.75 on the date of grant and 5,000 shares of restricted stock to Mr. Middleton based on a per share price of $22.14 on the date of grant for awards in 2016.
(4)	Represents the sum of above-market earnings under the Community Bank of the Chesapeake Executive Deferred Compensation Plan and the aggregate change in the present value of accumulated benefits under the Supplemental Executive Retirement Plans (“SERPs”) and Salary Continuation Agreements (“SCAs”) from the prior completed fiscal year to the current fiscal year. Includes above market earnings under the Bank’s Executive Deferred Compensation Plan in the amounts of $732, $1,816 and $28,110 for Messrs. Pasenelli, Cockerham and Middleton, respectively. Includes an aggregate change in the present value of accumulated benefits under the SERPs and SCAs of $150,312, $42,548, $44,378, $78,994, $66,263 and $27,731 for Messrs. Pasenelli, Capitani, Burke, Cockerham, Di Misa and Middleton, respectively.

(5)	Details of the amounts reported in the “All Other Compensation” column for 2016 are provided in the table below.
(6)	Includes director fees paid for board service from January 1, 2016 through June 30, 2016. Director fees of $25,000 paid in 2016 beginning July 1 are reported in the Director Compensation table.

Item	Pasenelli	Capitani	Burke	Cockerham	Di Misa	Middleton
Directors’ fees	$34,725	$—	$7,600	$7,600	$7,600	$30,625
Market value of allocations under the employee stock ownership plan	3,591	3,591	3,591	3,591	3,591	2,854
Employer contribution to 401(k) Plan	10,600	6,750	7,752	10,600	2,800	5,734
Imputed income under split-dollar life insurance arrangement	1,560	442	408	940	762	3,815
Automobile	6,191	11,520	7,374	5,674	5,043	30,806
Club dues	—	—	—	3,876	—	—
Dividends paid on unvested restricted stock	2,225	1,686	1,708	1,709	1,708	1,561
Group term life benefit	223	223	223	223	223	72
Wellness allowance	125	—	—	—	—	—

Grants of Plan-Based Awards.  The following table provides information concerning our grants of plan-based awards for the named executive officers during fiscal 2016 under The Community Financial Corporation 2015 Equity Compensation Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares(2)	Grant Date Fair Value of Stock Awards(3)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
William J. Pasenelli		$73,440	$89,760	$122,400
	1/21/2016							3,022	$62,707
Todd L. Capitani		49,573	58,485	76,309
	1/21/2016							2,292	47,559
James M. Burke		51,798	61,110	79,734
	1/21/2016							2,305	47,829
Gregory C. Cockerham		51,798	61,110	79,734
	1/21/2016							2,305	47,829
James F. Di Misa		51,798	61,110	79,734
	1/21/2016							2,305	47,829
Michael L. Middleton		—	—	—
	1/21/2016							5,000	110,700

(1)	Total incentive opportunity under the annual executive incentive plan for 2016 performance. At the end of the plan year the incentive is determined based upon actual performance and 75% of the incentive amount will be paid in cash and 25% will be issued in restricted stock. Actual number of shares of restricted stock issued will be calculated after the end of the performance period based on the fair market value on the date of stock issuance.
(2)	Represents number of shares of restricted stock earned under the annual incentive plan for the 2015 performance period and discretionary stock awards issued in 2016.
(3)	Represents the grant date fair value of restricted stock awards earned under the annual incentive plan for the 2015 performance period and discretionary stock awards issued in 2016 based on a per share price of $20.75 on the date of grant for awards for Messrs. Pasenelli, Capitani, Burke, Cockerham and Di Misa, and a per share price of $22.14 on the date of grant for awards for Mr. Middleton.

Employment Agreements.  The Community Financial Corporation and Community Bank of the Chesapeake maintain employment agreements with each of the named executive officers. The term of the employment agreements with Messrs. Pasenelli, Capitani, Burke, Cockerham and Di Misa are automatically extended by one day each day so that the term remains at three years, until either party gives notice to the other of its intent to stop the renewal of the term of the agreement or if the officer’s employment with the Bank terminates, whether by resignation, discharge or otherwise. Among other things, the agreements provide for an annual salary, participation in any stock option plan or incentive compensation plan to the extent authorized by the Company’s Board of Directors and for participation in pension, group life insurance, medical coverage and in other employee benefits applicable to senior executives of the Bank.

See “Retirement Benefits” and “Other Potential Post-Termination Benefits” for a discussion of benefits and payments the named executive officers may receive under the employment agreements upon their retirement or termination of their employment.

Outstanding Equity Awards at Fiscal Year End.   The following table provides information concerning unexercised options for each of the named executive officers outstanding as of December 31, 2016.

	Option Awards					Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
William J. Pasenelli	07/17/2007	4,344	—	$27.70	07/17/2017	—		$—
	01/13/2014	—	—	—	—	800	(2)	23,200
	01/23/2015	—	—	—	—	576	(3)	16,704
	01/23/2015	—	—	—	—	950	(4)	27,550
	01/21/2016	—	—	—	—	3,022	(5)	87,638
Todd L. Capitani	01/13/2014	—	—	—	—	600	(2)	$17,400
	01/23/2015	—	—	—	—	304	(3)	8,816
	01/23/2015	—	—	—	—	1,260	(4)	36,540
	01/21/2016	—	—	—	—	2,292	(5)	66,468
James M. Burke	07/17/2007	1,865	—	27.70	07/17/2017	—
	01/13/2014	—	—	—	—	600	(2)	$17,400
	01/23/2015	—	—	—	—	318	(3)	9,222
	01/23/2015	—	—	—	—	1,275	(4)	36,975
	01/21/2016	—	—	—	—	2,305	(5)	66,845
Gregory C. Cockerham	07/17/2007	4,407	—	27.70	07/17/2017	—
	01/13/2014	—	—	—	—	600	(2)	$17,400
	01/23/2015	—	—	—	—	318	(3)	9,222
	01/23/2015	—	—	—	—	1,275	(4)	36,975
	01/21/2016	—	—	—	—	2,305	(5)	66,845
James F. Di Misa	07/17/2007	1,865	__	27.70	7/17/2017	—
	01/13/2014	—	—	—	—	600	(2)	$17,400
	01/23/2015	—	—	—	—	318	(3)	9,222
	01/23/2015	—	—	—	—	1,275	(4)	36,975
	01/21/2016	—	—	—	—	2,305	(5)	66,845
Michael L. Middleton	01/13/2014	—	—	—	—	842	(2)	$24,418
	01/23/2015	—	—	—	—	420	(3)	12,180
	07/01/2016	—	—	—	—	5,000	(6)	145,000

(1)	Based upon the Company’s closing stock price of $29.00 per share at December 30, 2016.
(2)	Shares vest in five equal annual installments beginning on January 13, 2014.

(3)	Shares vest in three equal annual installments beginning on January 23, 2015.
(4)	Shares vest in five equal annual installments beginning on January 23, 2015.
(5)	Shares vest in three equal annual installments beginning on January 21, 2017.
(6)	Shares vest in three equal installments beginning on July 1, 2017.

Option Exercises and Stock Vested.  The following table provides information concerning the vesting of stock awards for each named executive officer, on an aggregate basis, during 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
William J. Pasenelli	1,979	$40,674
Todd L. Capitani	1,328	27,296
James M. Burke	1,396	28,692
Gregory C. Cockerham	1,403	28.836
James F. Di Misa	1,396	28,692
Michael L. Middleton	561	11,514

(1)	The value realized upon vesting is equal to the aggregate fair market value on the date of vesting, multiplied by the number of shares exercised.

Pension Benefits.  The following table provides information about the participation of executive officers in our retirement programs as of December 31, 2016. See “Retirement Benefits” for a discussion of the material terms and conditions of payments under the salary continuation agreements and supplemental executive retirement plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William J. Pasenelli	Supplemental Executive Retirement Plan – 2011	6	$226,295	$—
	Supplemental Executive Retirement Plan – 2014	3	102,653	—
	Salary Continuation Agreement – 2003	16	360,775	—
	Salary Continuation Agreement – 2006	11	91,148	—
Todd L. Capitani	Supplemental Executive Retirement Plan – 2011	6	$80,896	—
	Supplemental Executive Retirement Plan – 2014	3	51,027	—
James M. Burke	Supplemental Executive Retirement Plan – 2011	6	$67,159	—
	Supplemental Executive Retirement Plan – 2014	3	6,002	—
	Salary Continuation Agreement – 2006	11	217,536	—

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Gregory C. Cockerham	Supplemental Executive Retirement Plan – 2011	6	$64,448	—
	Supplemental Executive Retirement Plan – 2014	3	10,410	—
	Salary Continuation Agreement – 2003	28	510,226	—
	Salary Continuation Agreement – 2006	11	35,372	—
James F. Di Misa	Supplemental Executive Retirement Plan – 2011	6	$117,545	—
	Supplemental Executive Retirement Plan – 2014	3	11,962	—
	Salary Continuation Agreement – 2006	11	282,695	—
Michael L. Middleton	Supplemental Executive Retirement Plan – 2011	6	$238,844	$28,348
	Salary Continuation Agreement – 2003	43	1,235,188	—

Nonqualified Deferred Compensation.   The following table provides information with respect to the 2016 accrued balances for each of the named executive officers who participate in the Executive Deferred Compensation Plan and the Directors Retirement Plan. See “Retirement Benefits” and “Director Compensation — Directors Retirement Plan” for a discussion of these plans.

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
William J. Pasenelli	Executive Deferred Compensation Plan	$16,320	$—	$1,437	$—	$30,426
Gregory C. Cockerham	Executive Deferred Compensation Plan	43,647	—	3,559	—	77,028
Michael L. Middleton	Executive Deferred Compensation Plan	93,507	—	55,538	186,000	787,099
	Directors Retirement Plan	55,749	—	19,969	201,352	298,390

RETIREMENT BENEFITS

The Bank maintains Salary Continuation Agreements (the “SCAs”) with Messrs. Pasenelli, Burke, Cockerham and Di Misa to provide the executives with additional compensation at retirement or upon termination of employment due to death, disability or a change in control. Messrs. Pasenelli, Burke, Cockerham and Di Misa are entitled to a total annual benefit for a period of 15 years of $92,212, $101,000, $77,035, and $65,000 respectively, upon normal retirement at or after age 65. Mr. Middleton is entitled to a total annual benefit for a period of 15 years of $128,048 upon normal retirement at or after age 62. Payments under Mr. Middleton’s agreement commence in January 2017. A reduced benefit is payable if the executive retires before normal retirement age. The annual benefits are payable on a monthly basis to the executives or their designated beneficiaries.

The Bank also maintains 2011 and 2014 supplemental executive retirement plans (the “SERPs”) with each of Messrs. Pasenelli, Capitani, Burke, Cockerham and Di Misa to provide the executives with additional compensation at retirement or upon termination of employment due to death, disability or a change in control. If he remains employed with the Bank until his normal retirement age of 65, Messrs. Pasenelli, Capitani, Burke, Cockerham and Di Misa are entitled to receive an accrued retirement benefit payable annually for a period of 15 years of $124,974, $154,711, $77,434, $13,087, and $50,020, respectively. A reduced benefit is payable if the executive retires before normal retirement age or terminates service with the Bank for other reasons. See “Other Potential Post-Termination Benefits” for a discussion of benefits Messrs. Pasenelli, Capitani, Burke, Cockerham and Di Misa may receive under his respective SERPs.

The Bank maintains an Executive Deferred Compensation Plan under which Messrs. Pasenelli, Capitani, Burke, Cockerham and Di Misa may defer all or any portion of their base salary. Deferred amounts may be credited annually with interest at a rate equal to the Company’s consolidated return on equity for the calendar year or credited with earnings or losses based on the rate of return of mutual funds selected by the plan participants. The executive’s account balance under this plan will be distributed to the executive following the executive’s termination of service or on a specified date in either a lump sum or over a period of one to ten years, as elected by the executive.

OTHER POTENTIAL POST-TERMINATION BENEFITS

Payments Made Upon Termination for Cause.  Under the named executive officer’s employment agreements if the executive’s employment is terminated for Cause, he will receive only his base salary or other compensation earned through the date of termination and any other compensation or vested benefits provided under applicable Bank plans or programs. All other obligations of the Bank terminate on the date of termination.

Under the 2011 and 2014 SERPs if the executive’s employment is terminated for Cause, he will not be entitled to any benefits under the terms of his SERPs.

Under the SCAs if the executive’s employment is terminated for Cause, he will not be entitled to any benefits under the terms of his SCAs.

Pursuant to the terms of the award agreements entered into under the 2005 Equity Compensation Plan, if the executive is terminated for Cause, all restricted stock awards and stock options expire immediately as of the effective date of termination.

Pursuant to the terms of the award agreements entered into under the 2015 Equity Compensation Plan, if the executive is terminated for Cause, all rights to any restricted stock granted under the plan and held by the terminated employee will expire as of the effective date of termination. No stock options have been granted under this plan.

Payments Made Upon Termination Without Cause.   Under Mr. Pasenelli’s employment agreement, if Mr. Pasenelli’s employment is terminated Without Cause, he will receive a lump sum payment equal to three times his base salary and three times his most recent annual incentive compensation payment. Mr. Pasenelli would also receive medical, dental and life insurance benefits for 36 months. Under the employment agreement for Messrs. Capitani, Burke, Cockerham or Di Misa, if we terminate the executive’s employment Without Cause, he would receive a lump sum payment equal to two times his base salary and two times his most recent annual incentive compensation payment. The executive would also receive medical, dental and life insurance benefits for 36 months.

Pursuant to the terms of the award agreements entered into under the 2005 Equity Compensation Plan, if the executive’s employment is terminated for reasons other than termination for Cause, death, disability, retirement or a change in control, all unvested shares of restricted stock and stock options are forfeited as of such termination date.

Pursuant to the terms of the award agreements entered into under the 2015 Equity Compensation Plan, if the executive’s employment is terminated Without Cause all unvested shares of restricted stock are forfeited as of such termination date. No stock options have been granted under this plan.

Payments Made Upon Voluntary Termination by Executive.   Under Messrs. Pasenelli’s, Capitani’s, Burke’s, Cockerham’s or Di Misa’s employment agreement, if he voluntarily terminates his employment with the Bank, he would receive his base salary and other compensation and benefits provided under the Bank’s benefit plans and programs as of the date of termination.

Pursuant to the terms of the award agreements entered into under the 2005 Equity Compensation Plan, if the executive’s employment is terminated for reasons other than termination for Cause, death, disability, retirement or a change in control, all unvested shares of restricted stock and stock options are forfeited as of such termination date. In addition, upon the executive’s retirement, all unvested shares of restricted stock will be forfeited as of his retirement date, unless the executive is immediately engaged as a consultant, advisor or director emeritus of the Company or the Bank. In which case, his restricted stock award would continue to vest.

Pursuant to the terms of the award agreements entered into under the 2015 Equity Compensation Plan, if the executive voluntarily terminates his employment, all unvested shares of restricted stock are forfeited as of the termination date. No stock options have been granted under this plan.

Payments Made Upon Disability.   Under Messrs. Pasenelli’s, Capitani’s, Burke’s, Cockerham’s and Di Misa’s employment agreements, if we terminate an executive due to disability pursuant to the terms of the agreement, the executive will receive the compensation and benefits provided for under his employment agreement for (1) any period during the term of his agreement and before the establishment of the executive’s disability; or (2) any period of disability before the executive’s termination of employment due to disability.

Under the 2011 and 2014 SERPs, if Messrs. Pasenelli, Capitani, Burke, Cockerham or Di Misa becomes disabled before he terminates his employment with the Bank or his retirement, and prior to a Change in Control, he is entitled to receive a disability benefit equal to his accrued benefit under the SERPs as of the date of determination of disability. Payment of the disability benefit will commence on the first day of the month following the earlier of the executive’s 65th birthday or death and is paid in 15 equal annual installments.

Under the salary continuation agreements dated September 6, 2003, as amended, upon termination of employment as a result of disability, Messrs. Pasenelli and Cockerham are entitled to an annual benefit for a period of 15 years of $74,112 and $72,235, respectively, commencing with the month following the executive attaining age 65. Under the salary continuation agreements dated August 21, 2006, as amended, Messrs. Pasenelli and Cockerham are entitled to an annual disability benefit ranging from $13,484 to $18,100 and $4,160 to $4,800, respectively, depending on the date of termination, commencing with the month following the executive attaining age 65. Under the salary continuation agreement dated August 21, 2006, as amended, Messrs. Burke and Di Misa are entitled to an annual disability benefit ranging from $58,843 to $101,000 and $45,521 to $65,000, respectively, on the date of termination, commencing with the month following the executive attaining age 65.

Pursuant to the terms of the award agreements under the 2005 Equity Compensation Plan, if we terminate the executive’s employment with the Bank due to a disability, all unvested shares of restricted stock will immediately vest as of the date of such termination.

Pursuant to the terms of the award agreements under the 2015 Equity Compensation Plan, if we terminate the executive’s employment with the Bank due to a disability, all outstanding restricted stock will immediately vest as of the date of such termination. No stock options have been granted under this plan.

Payments Made Upon Death.   Under Messrs. Pasenelli’s, Capitani’s, Burke’s, Cockerham’s and Di Misa’s employment agreements, upon the executive’s death, the Company will pay his beneficiary or estate any compensation due to the executive through the end of the month in which his death occurred, plus any other compensation or benefits to be provided in accordance with the terms and provisions of the Bank’s benefit plans and programs in which the executive participated as of the date of his death.

Under the 2011 and 2014 SERPs, if the executive dies while actively employed by the Bank and before reaching his normal retirement age of 65, the SERPs provide for a death benefit equal to the executive’s accrued benefit under the SERPs, payable to the executive’s beneficiary in 15 equal annual installments. If the executive dies after the commencement of his SERP benefit payments, the executive’s beneficiary is entitled to the unpaid balance of the payments for the balance of 15 annual installments.

Under their salary continuation agreements, if the executive dies while in active service with the Bank, the executive’s designated beneficiaries will receive an annual benefit, for a period of 15 years, of $92,212 for Mr. Pasenelli, $101,000 for Mr. Burke, $77,035 for Mr. Cockerham, and $65,000 for Mr. Di Misa commencing with the month following the executive’s death. If the executive dies after his employment has terminated but before payments under the agreement have commenced, their designated beneficiary will be entitled to the same payments beginning on the first day of the month after the executive’s death. If the executive dies after the benefit payments have commenced, but before receiving all payments, their designated beneficiary will be entitled to the remaining benefits that would have been paid to the executive if the executive had survived.

Pursuant to the terms of the award agreements under the 2005 Equity Compensation Plan, if an executive dies while employed with the Bank, all unvested shares of restricted stock will immediately vest as of the date of such termination.

Pursuant to the terms of the award agreements under the 2015 Equity Compensation Plan, if an executive dies while employed with the Bank, all outstanding restricted stock awards will immediately vest as of the date of such termination. No stock options have been granted under this plan.

Payments Made Upon a Change in Control.  Mr. Pasenelli’s employment agreement provides that if (1) the executive’s employment is terminated without cause or without the executive’s consent and for a reason other than cause in connection with or within 12 months after a change in control (as defined in the agreement); or (2) the executive voluntary terminates employment within 12 months following a change in control upon the occurrence of events described in the agreement, he will receive a lump sum payment equal to three times his annual base salary and three times his most recent annual incentive compensation payment, plus continued health and welfare benefits for 36 months following termination. Under Messrs. Capitani’s, Burke’s, Cockerham’s and Di Misa’s employment agreement, each will receive a lump sum payment equal to two times his annual base salary and two times his most recent annual incentive compensation payment, plus continued health and welfare benefits for 36 months following termination. Section 280G of the Internal Revenue Code provides that payments related to a change in control that equal or exceed three times the individual’s “base amount” (defined as average annual taxable compensation over the five preceding calendar years) constitute “excess parachute payments.” Messrs. Pasenelli’s, Capitani’s, Burke’s, Cockerham’s or Di Misa’s employment agreements provide that if the value of the benefits provided under the agreements in connection with a change in control exceed his 280G Limit, his payment will be reduced or revised so that the aggregate payments do not exceed his 280G Limit.

The 2011 and 2014 SERPs provide that upon a Change in Control prior to Messrs. Pasenelli, Capitani, Burke, Cockerham or Di Misa (i) attaining age 65, (ii) his death, (iii) disability, (iv) retirement, or (v) Separation from Service, he will become 100% vested in his accrued retirement benefit under the SERPs. Payments will commence at the earliest of his attaining age 65 or his death. However, if the executive experiences a Separation from Service within 24 months following a Change in Control, the executive is entitled to his full accrued retirement benefit, with payments to commence no later than the second month following his Separation from Service. Under the 2011 SERPs for Messrs. Capitani, Burke, Cockerham, and Di Misa, if the benefit payment would be treated as an “excess parachute payment” under Code Section 280G (“280G Limit”), the Bank will reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment. Mr. Pasenelli’s 2011 SERP and the 2014 SERPs provide for an additional tax indemnification payment if payments under the SERP exceed the executive’s 280G Limit.

Under the salary continuation agreements dated September 6, 2003, as amended, upon the termination of employment within 12 months subsequent to a change in control and before age 65, Mr. Pasenelli and Mr. Cockerham are entitled to an annual benefit for a period of 15 years of $74,112 and $72,235, respectively, commencing with the month following the executive attaining age 65. Each of Mr. Pasenelli’s and Mr. Cockerham’s salary continuation agreements dated September 6, 2003, as amended, provide that if the value of the benefits provided in connection with a change in control exceed his 280G Limit, his payment will be reduced or revised so that the aggregate payments do not exceed his 280G Limit. Under the salary continuation agreement dated August 21, 2006, as amended, Mr. Pasenelli is entitled to an additional annual benefit ranging from $13,141 to $18,100 (based on the date of termination) if his employment is terminated within 12 months subsequent to a change in control and before age 65. Under the salary continuation agreement dated August 21, 2006, as amended, Mr. Cockerham is entitled to an additional annual benefit equal to the present value of $4,800 using an interest factor of 5% upon the termination of employment within 12 months subsequent to a change in control and before age 65. Under the salary continuation agreement dated August 21, 2006, as amended, Messrs. Burke and Di Misa are entitled to an additional annual benefit ranging from $45,154 to $101,000 and $44,354 to $65,000, respectively, (based on the date of termination) if his employment is terminated within 12 months subsequent to a change in control and before age 65.

Under the Company’s 2005 Equity Compensation Plan, upon a Change in Control all outstanding equity awards will immediately vest.

Under the 2015 Equity Compensation Plan, if the executive terminates his employment, other than for Cause, during the 12-month period following a Change on Control, unvested restricted stock awards will become fully vested and transferable to the executive.

Potential Post-Termination Benefits Table.  The amount of compensation payable to each named executive officer upon the occurrence of certain events is provided in the table below. The amounts shown assume a termination date of December 31, 2016, and include amounts earned through such time and are estimates of the amounts that would be paid to the executives upon their termination. The amounts shown relating to unvested equity awards are based on $29.00 per share, which was the fair market value of Company common stock on December 30, 2016. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company. These amounts do not take into account any reductions that may be required in order to comply with the 280G cutback provisions in employment agreements or pension benefit agreements, if such cutback is applicable, and do not reflect the tax indemnification payments that may be made under certain arrangements in the event an executive exceeds his 280G limit.

	Termination For Cause	Involuntary Termination Without Cause	Voluntary Termination By Executive	Termination Upon Disability	Termination Upon Death	Termination After Change in Control
William J. Pasenelli
Employment Agreement	$—	$1,517,760	$—	$—	$—	$1,517,760
Equity Awards	—	—	—	155,091	155,091	155,091
Supplemental Executive Retirement Plan 2011	—	226,295	226,295	226,295	226,295	995,595
Supplemental Executive Retirement Plan 2014	—	102,653	102,653	102,653	102,653	879,015
Salary Continuation Agreement 2003	—	800,415	800,415	1,111,680	1,111,680	1,111,680
Salary Continuation Agreement 2006	—	202,260	202,260	202,260	271,500	197,115
Todd L. Capitani
Employment Agreement	$—	$685,810	$—	$—	$—	$685,810
Equity Awards	—	—	—	129,224	129,224	129,224
Supplemental Executive Retirement Plan 2011	—	80,896	80,896	80,896	80,896	955,185
Supplemental Executive Retirement Plan 2014	—	51,027	51,027	51,027	51,027	1,365,480

	Termination For Cause	Involuntary Termination Without Cause	Voluntary Termination By Executive	Termination Upon Disability	Termination Upon Death	Termination After Change in Control
James M. Burke
Employment Agreement	$—	$717,276	$—	$—	$—	$717,276
Equity Awards	—	—	—	130,442	130,442	130,442
Supplemental Executive Retirement Plan 2011	—	67,159	67,159	67,159	67,159	963,840
Supplemental Executive Retirement Plan 2014	—	6,002	6,002	6,002	6,002	197,670
Salary Continuation Agreement 2006	—	882,645	882,645	882,645	1,515,000	677,310
Gregory C. Cockerham
Employment Agreement	$—	$717,276	$—	$—	$—	$717,276
Equity Awards	—	—	—	130,442	130,442	130,442
Supplemental Executive Retirement Plan 2011	—	64,448	64,448	64,448	64,448	157,260
Supplemental Executive Retirement Plan 2014	—	10,410	10,410	10,410	10,410	39,045
Salary Continuation Agreement 2003	—	996,840	996,840	1,083,525	1,083,525	1,083,525
Salary Continuation Agreement 2006	—	62,400	62,400	62,400	72,000	63,300
James F. Di Misa
Employment Agreement	$—	$717,276	$—	$—	$—	$717,276
Equity Awards	—	—	—	130,442	130,442	130,442
Supplemental Executive Retirement Plan 2011	—	117,545	117,545	117,545	117,545	622,875
Supplemental Executive Retirement Plan 2014	—	11,962	11,962	11,962	11,962	127,425
Salary Continuation Agreement 2006	—	682,815	682,815	682,815	780,000	665,310
Michael L. Middleton
Employment Agreement	$—	$—	$—	$—	$—	$—
Equity Awards	—	—	—	181,597	181,597	181,597
Supplemental Executive Retirement Plan 2011	—	—	—	—	238,844	—
Salary Continuation Agreement 2003	—	—	—	—	1,920,720	—
Consulting Agreement	—	—	—	—	—	—

OTHER INFORMATION RELATING TO
DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance.   Pursuant to federal securities laws, the Company’s officers, directors and persons who own more than 10% of the outstanding common stock are required to file reports detailing their ownership and changes of ownership in such common stock, and to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports received during the past fiscal year and written representations from such persons that no additional reports of changes in beneficial ownership were required, the Company believes that during 2016, all of its officers, directors and all of its stockholders owning in excess of 10% of the outstanding common stock of the Company, have complied with the reporting requirements.

Policies and Procedures for Approval of Related Persons Transactions.  We maintain a written policy and set of procedures for the review and approval or ratification of transactions involving related persons. Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than five percent of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•	the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year;
•	the Company is, will or may be expected to be a participant; and
•	any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

•	any compensation paid to an executive officer of the Company if the Governance Committee of the Board approved (or recommended that the Board approve) such compensation;
•	any compensation paid to a director of the Company if the Board or an authorized committee of the Board approved such compensation; and
•	any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to the Company’s employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

Related person transactions will be approved or ratified by the Audit Committee. In determining whether to approve or ratify a related person transaction, the Audit Committee will consider all relevant factors, including:

•	whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;
•	the size of the transaction and the amount of consideration payable to the related person;
•	the nature of the interest of the related person;
•	whether the transaction may involve a conflict of interest; and
•	whether the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.

A member of the Audit Committee who has an interest in the transaction will abstain from voting on approval of the transaction, but may, if so requested by the chair of the Audit Committee, participate in some or all of the discussion.

Relationships and Transactions with the Company and the Bank.   The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by the Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Bank and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee. The Bank does not currently have such a program in place. From time to time, the Bank makes loans and extensions of credit to its executive officers and directors, and members of their immediate families. The outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2016, these loans were performing according to their original terms.

In accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000), and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors.

STOCKHOLDER PROPOSALS AND NOMINATIONS

To be eligible for inclusion in the Company’s proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s main office at 3035 Leonardtown Road, Waldorf, Maryland 20601 no later than November 30, 2017. If next year’s annual meeting is held on a date more than 30 calendar days from May 9, 2018, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

Stockholder proposals, other than those submitted above, and nominations must be submitted in writing, delivered or mailed by first class United States mail, postage pre-paid, to the Secretary of the Company not fewer than 30 days nor more than 60 days before any such meeting; provided, however, that if notice or public disclosure of the meeting is given fewer than 40 days before the meeting, such written notice shall be delivered or mailed to the Secretary of the Company not later than the close of the 10th day following the day on which notice of the meeting was mailed to stockholders.

BOARD POLICIES REGARDING COMMUNICATIONS
WITH THE BOARD OF DIRECTORS

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to the Secretary, The Community Financial Corporation, 3035 Leonardtown Road, Waldorf, Maryland 20601. Any communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is addressed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

MISCELLANEOUS

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the common stock. In addition to conducting solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.

The Company’s 2016 Annual Report to Stockholders, including financial statements, accompanies this proxy statement. Such Annual Report is not to be treated as a part of the proxy solicitation material nor as having been incorporated herein by reference. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of March 9, 2017, upon written request to the Secretary, The Community Financial Corporation, 3035 Leonardtown Road, Waldorf, Maryland 20601.

Dear ESOP Participant:

On behalf of the Board of Directors, I am forwarding to you the attached vote authorization form to convey your voting instructions to Austin J. Slater, Jr., Joseph V. Stone, Jr., and Kathryn Zabriskie, Trustees for the Community Bank of the Chesapeake Employee Stock Ownership Plan and Trust (the “ESOP”) on the proposals presented at the Annual Meeting of Stockholders of The Community Financial Corporation (the “Company”) on May 9, 2017. Also enclosed is a Notice of Annual Meeting and Proxy Statement for the Company’s Annual Meeting of Stockholders and the 2016 Annual Report on Form 10-K.

As an ESOP participant, you are entitled to instruct the ESOP Trustees how to vote the shares of Company common stock allocated to your ESOP account as of March 9, 2017, the record date for the Annual Meeting. The Trustees will vote all allocated shares of Company common stock as directed by ESOP participants. The Trustees will vote unallocated shares of common stock held in the ESOP Trust and the shares for which timely instructions are not received in a manner calculated to most accurately reflect the instructions received from ESOP participants, subject to the exercise of their fiduciary duties.

To direct the ESOP Trustees how to vote the shares of common stock allocated to your ESOP account, please complete and sign the enclosed vote authorization form and return it to the attention of Barbara Lucas at the address indicated on the vote authorization form no later than May 2, 2017.

Sincerely,

Michael L. Middleton
Chairman of the Board

VOTE AUTHORIZATION FORM

COMMUNITY BANK OF THE CHESAPEAKE
EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST
THE COMMUNITY FINANCIAL CORPORATION
Annual Meeting of Stockholders – May 9, 2017

With respect to all shares of common stock of The Community Financial Corporation (the "Company") that are allocated to the account of the undersigned pursuant to the Community Bank of the Chesapeake Employee Stock Ownership Plan and Trust (the "ESOP"), the undersigned hereby directs Austin J. Slater, Jr., Joseph V. Stone, Jr., and Kathryn Zabriskie as Trustees of the Trust established under the ESOP, to vote such shares at the Annual Meeting of Stockholders (the "Meeting") to be held at the Community Bank of the Chesapeake, Waldorf, Maryland, on Tuesday, May 9, 2017 at 10:00 a.m., local time, and at any and all adjournments thereof as follows:

The Board of Directors recommends a vote "FOR" all of the nominees and "FOR" Proposals 2 and 3.

You are to vote my shares as follows:

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE

1. ELECTION OF DIRECTORS

FOR all nominees listed below ☐ **WITHHOLD AUTHORITY** to vote for all nominees listed below ☐ ***EXCEPTIONS** ☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below).

*Exceptions: ____

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. THE APPROVAL OF A NON-BINDING RESOLUTION ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The undersigned acknowledges receipt from the Company prior to the execution of this vote authorization form of the Notice of Annual Meeting, a Proxy Statement for the Annual Meeting and the Company's 2016 Annual Report on Form 10-K.

____
PARTICIPANT'S NAME

Dated: ____________________, 2017

____
SIGNATURE OF PARTICIPANT

Please complete this direction form, sign, date and return it to the Company, Attn: Barbara Lucas, The Community Financial Corporation, 3035 Leonardtown Road, Waldorf, Maryland 20601 by May 2, 2017.

THE COMMUNITY FINANCIAL CORPORATION
C/O BROADRIDGE
PO BOX 1342
BRENTWOOD, NY 11717

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1 1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 8, 2017. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 8, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

CONTROL # → 0000000000000000

SHARES

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Eric S. Goldberg   02 M. Arshed Javaid   03 John K. Parlett, Jr.   04 Kathryn M. Zabriskie

02 0000000000

The Board of Directors recommends you vote FOR proposals 2. and 3.

	For	Against	Abstain
2. The ratification of the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐
3. The approval of a non-binding resolution of the compensation of the named executive officers.	☐	☐	☐

NOTE: The undersigned acknowledges receipt from the Company prior to the execution of this proxy of Notice of the Annual Meeting, a Proxy Statement for the Annual Meeting and the Company's 2016 Annual Report.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

SHARES
CUSIP #
SEQUENCE #

0000327421_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

THE COMMUNITY FINANCIAL CORPORATION
ANNUAL MEETING OF STOCKHOLDERS MAY 9, 2017
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Austin J. Slater, Jr. and Mary Todd Peterson with full powers of substitution in each, to act as attorneys and proxies for the undersigned to vote all shares of common stock of The Community Financial Corporation (the "Company") that the undersigned is entitled to vote at the 2017 annual meeting of stockholders to be held in the Board Room at the main office of Community Bank of the Chesapeake, 3035 Leonardtown Road, Waldorf, Maryland on Tuesday, May 9, 2017 at 10:00 a.m. (the "Annual Meeting") and at any and all adjournments thereof, as indicated on the reverse side.

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES AND "FOR" PROPOSALS 2 AND 3. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY AS DIRECTED BY THE BOARD OF DIRECTORS. AT THE PRESENT TIME THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE WITH RESPECT TO APPROVAL OF THE MINUTES OF THE PRIOR ANNUAL MEETING OF STOCKHOLDERS, THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, AND MATTERS INCIDENT TO THE CONDUCT OF THE 2017 ANNUAL MEETING.

Continued and to be signed on reverse side

0000327421_2 R1.0.1.15